Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

FS ENERGY TOTAL RETURN FUND

This Certificate of Trust of FS Energy Total Return Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the statutory trust formed by this Certificate of Trust is FS Energy Total Return Fund.

2. Registered Agent; Registered Office. The name of the Registered Agent and the business address of the registered office in the State of Delaware is: The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. Registered Investment Company. The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust on the 23rd day of February, 2016 in accordance with Section 3811(a)(1) of the Act.

/s/ Michael C. Forman
Michael C. Forman, not in his individual capacity but solely as Trustee